SECURITIES AND EXCHANGE
                                   COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934


                                  TVX Gold Inc.
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)


                                    87308K309
                                 (CUSIP Number)


                                December 31, 2002
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X]   Rule 13d-1(b)
     [ ]   Rule 13d-1(c)
     [ ]   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 87308K309                    13G                    Page 2 of 10 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     RBC Global Investment Management Inc.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     The jurisdiction of organization is Canada (federally incorporated company)


________________________________________________________________________________
              5.   SOLE VOTING POWER

                   N/A
NUMBER OF     _________________________________________________________________
SHARES        6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY EACH      3,494,860
REPORTING     _________________________________________________________________
PERSON WITH   7.   SOLE DISPOSITIVE POWER

                   N/A
              _________________________________________________________________
              8.   SHARED DISPOSITIVE POWER

                   3,494,860
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,494,860
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     8.1%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*
     Foreign  Investment  Adviser which received SEC no-action relief to file on
     Schedule 13G as a "Qualified Institutional Investor"
________________________________________________________________________________

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 87308K309                   13G                    Page 3 of 10 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The Royal Trust Company
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     The jurisdiction of organization is Canada (federally incorporated company)


________________________________________________________________________________
              5.   SOLE VOTING POWER

                   N/A
NUMBER OF     _________________________________________________________________
SHARES        6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY EACH      3,514,780
REPORTING     _________________________________________________________________
PERSON WITH   7.   SOLE DISPOSITIVE POWER

                   N/A
              _________________________________________________________________
              8.   SHARED DISPOSITIVE POWER

                   3,514,780
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,514,780
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     8.1%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*
     Foreign Trust Company which received SEC no-action relief to file on Schedule 13G as a "Qualified Institutional Investor"
________________________________________________________________________________

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a). Name of Issuer:

     TVX Gold Inc.

Item 1(b). Address of Issuer's Principal Executive Offices:

     TVX Gold Inc.
     161 Bay St. Canada TR Tower
     STR 4300
     Toronto, Ontario
     Canada, A6 M5J 2S1

Item 2(a). Name of Person Filing:

     1.   RBC Global Investment Management Inc. ("RBC GIM")
     2.   The Royal Trust Company ("RT")

Item 2(b). Address of Principal Business Office or, if None, Residence:

     1.   RBC Global Investment Management Inc.
          Royal Trust Tower
          77 King Street West, Suite 3800
          Toronto, Ontario  M5K 1H1

     2.   The Royal Trust Company
          Royal Trust Tower, P.O. Box 7500, Station A
          77 King Street West, 6th Floor
          Toronto, Ontario  M5W 1P9

Item 2(a). Citizenship:

           Canada

Item 2(d). Title of Class of Securities:

           Common Stock

Item 2(e). CUSIP Number:

           87308K309

Item 3. If this statement is filed pursuant to Rules 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     1. RBC Global Investment Management Inc. is a Foreign Investment Adviser which received SEC no-action relief to file on Schedule 13G as a Qualified Institutional Investor.

     2. The Royal Trust Company is a Foreign Trust Company which received SEC no-action relief to file on Schedule 13G as a Qualified Institutional Investor.

Item 4. Ownership.

     (a)  Amount beneficially owned:

          1.   RBC GIM - 3,494,860
          2.   RT   - 3,514,780

     (b)  Percent of class:

          1.   RBC GIM - 8.1%
          2.   RT   - 8.1%

     (c)  Number of shares as to which such person has:

          (i)  Sole power to vote or to direct the vote   N/A

          (ii) Shared power to vote or to direct the vote

               1.   RBC GIM - 3,494,860
               2.  RT   - 3,514,780

          (iii) Sole power to dispose or to direct the disposition of   N/A

          (iv) Shared power to dispose or to direct the disposition of

               1.   RBC GIM - 3,494,860
               2.   RT   - 3,514,780

Item 5. Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

          1. RBC Global Investment Management Inc. ("RBC GIM") is a foreign investment advisor. Accounts managed on a discretionary basis by RBC GIM are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities.

          2. The Royal Trust Company, a foreign Trust Company which has received SEC no-action relief to file on Schedule 13G as a Qualified Institutional Investor, is reporting holdings over which it is deemed to be a beneficial owner by virtue of its status as trustee and/or as principal.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     N/A

Item 8. Identification and Classification of Members of the Group.

     N/A

Item 9. Notice of Dissolution of Group.

     N/A

Item 10. Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                         February 14, 2003
                                                   -----------------------------
                                                              (Date)



                                                   /s/ Frank Lippa
                                                   -----------------------------
                                                            (Signature)



                                                   Frank Lippa/Vice President,
                                                   C.F.O. and C.O.O.,
                                                   RBC Global
                                                   Investment Management Inc.
                                                   -----------------------------
                                                           (Name/Title)

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                      February 14, 2003
                                                -----------------------------
                                                           (Date)



                                                /s/ Frank Lippa
                                                -----------------------------
                                                         (Signature)



                                                Frank Lippa
                                                Authorized Signatory
                                                The Royal Trust Company
                                                -----------------------------
                                                        (Name/Title)